EXECUTION COPY

                              EMPLOYMENT AGREEMENT

This AGREEMENT is made this 15th day of November, 1996 (this "Agreement"), by and between ALLIANCE National Incorporated, a Nevada corporation (the "Company") and David W. Beale (the "Employee").

                                   WITNESSETH:

WHEREAS, the Employee has agreed to be employed by the Company as its President and Chief Executive Officer; and

WHEREAS, the Employee will serve on the Company's Board of Directors; and

WHEREAS, it is in the Company's best interest to obtain the services of Employee; and

WHEREAS, the Company and the Employee have previously engaged in negotiations regarding the terms and conditions of their future employment relationship by way of this Agreement; and

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein, and the performance of each, the parties hereto, intending legally to be bound, hereby agree as follows:

1. Employment. The Company hereby authorizes and agrees to employ the Employee and confirms said authority by the Senior Vice President and Chief Financial Officer executing this Agreement on behalf of the Company, and the Employee hereby accepts said employment upon the terms and conditions hereinafter set forth.

2. Positions and Titles. The Employee shall have the title of President and Chief Executive Officer. The Employee shall perform such duties as normally associated with the position of President and Chief Executive Officer of the Company and shall further have the usual authority associated with said position and office. In addition, it is further agreed that:

      a. The Employee shall have no less authority, position and title granted the Employee pursuant to this Paragraph;

      b. The Employee shall perform such other duties as the Board from time to time may determine is appropriate and agreeable to the Employee. The Employee shall be responsible to the Board of Directors of the Company.

3. Term of Employment. The Company hereby employs the Employee to perform the duties described herein, and the Employee hereby accepts employment with the Company, for a term beginning on the date hereof and continuing for a period of approximately five and one-half years ending on June 30, 2002 (the "Employment Term"), at which time this Agreement shall terminate unless otherwise agreed to by the parties in writing. The Employee agrees to remain in the employ of the Company during the period of time this Agreement is in effect unless terminated pursuant to either Paragraph 7, 8 or 10 herein.

      In the event employment is terminated pursuant to this Paragraph 3, which shall not be deemed a "Termination" under Paragraph 7 of this Agreement, then the Employee shall continue to receive compensation for the remainder of the Employment Term; provided, however, that the Employee continues to perform his duties and otherwise fully complies with the terms of this Agreement.

4. Performance of Duties. During the period of the Employee's employment, he shall perform faithfully the duties required of him. The foregoing, however, shall not be construed as preventing the Employee from investing his assets in such manner as will not require any significant Services on the part of the Employee in the operation of the affairs of the entitles in which such investments are made nor will the foregoing prevent the Employee from serving on the Board of Directors of other corporations, providing such does not interfere with the performance of his duties for the Company, create any actual or potential conflict of interest with respect to the Employee's loyalties, obligations or duties to the Company, violate any of the provisions of this Agreement, or involve a competitor of the Company or its subsidiaries.

5.    Compensation.

      a. Salary. The Company shall pay to the Employee as compensation for his services hereunder an annual salary of Two Hundred Fifty Thousand Dollars ($250,000.00), payable pursuant to the Company's salary payment practices. Employee's salary shall be increased for each fiscal year beginning after June 30, 1997, in an amount equal to the actual increase in the Consumer Price Index for New York City.

      b. Performance Bonus. In addition to the salary set forth in Paragraph 5(a) of this Agreement, the Employee shall be eligible to receive a performance bonus ("Bonus") determinable as set forth on Appendix I attached hereto and based on the Company, under the leadership of the Employee, achieving the performance levels set forth in Appendix
            I. Any Bonus to which the Employee is entitled with respect to any fiscal year shall be paid within thirty (30) days after the issuance by the Company of its audited financial statements for such fiscal year.

      c. Incentive Plan. The Company shall create a long-term incentive plan fore the Employee ("Incentive Plan"). The employee shall be eligible for vesting under this Incentive Plan ("Vesting Test"), if the Company, under the leadership of the Employee, achieves an average of 100% or more of its EPS Target for three consecutive fiscal years (a "Three-Year Cycle"). Subject to the Vesting Test set forth in this Paragraph 5(c), the Employee shall be eligible for the following deferred compensation under the Incentive Plan.

            (i) For each fiscal year of a Three-Year Cycle, beginning with fiscal year 1997, an amount ("Annual Set Aside Amount") equal to 50% of the

                  Employee's Salary, as set forth in Paragraph 5(a) hereof, shall be deferred for the Employee's benefit under the Company's Incentive Plan which Annual Set Aside Amount shall accrue interest at Prime plus 1% per annum. Such Annual Set Aside Amount shall be set aside and deferred even if the Company achieves less than 100% of its EPS Target in any single fiscal year; subject, however to the Vesting Test.

            (ii) If the Vesting Test is met for a Three Year Cycle, the deferred Annual Set Aside Amounts with the interest accrued thereon shall be payable on a rolling three year basis.

            (iii) If the Vesting Test is not met for a Three Year Cycle, all
                  Annual Set Aside Amounts shall not vest and the Employee shall not be entitled to any payment under this Incentive Plan for such Three Year Cycle.

      d.    Options.

            The Company shall grant the Employee options under the Company's 1996 Option Plan to purchase not less than 600,000 shares of the Company's common stock.

6. Additional Benefits. In addition to the salary specified in Paragraph 5(a) above, Company shall provide Employee comparable additional benefits as are provided to any Executive of the Company; provided, however, the said additional benefits shall not be less favorable to Employee than as more particularly described in Subparagraphs (a) through (e) of this Paragraph
      6. The term "comparable" as used in this Paragraph 6 shall mean by using the same factors, formulate and considerations, as any being utilized in determining the benefits granted to the aforesaid officers.

      a. Vacations, Holidays and Sick Leave. The Employee shall be entitled to vacations, holidays and sick leave to the same extent as other executives of Company; provided, however, Employee shall receive, minimally, three (3) weeks paid vacation annually.

      b. Business Expenses. The Company will reimburse the Employee in full for all expenses incurred by the Employee in the pursuit of the Company's business during the period of this Agreement. The Employee shall be required to submit the usual and customary expense reports and vouchers in support of the expenses incurred on behalf of the Company as required by general practices and procedures of the Company.

      c. Hospital, Medical and Dental Reimbursement Plan. The Company shall provide the Employee major medical and dental benefits for the Employee and his immediate family. Such hospital, medical and dental benefits shall be no less favorable to Employee than those benefits enjoyed by the other Executives of Company.

      d.    Insurance.

            (1) During the term of this Agreement, the Company shall obtain and pay the premium on a term life insurance policy on the Employee in the highest face amount allowed by law. The Employee shall be entitled to designate the beneficiary under such policy of insurance. The Company agrees that it shall:

                  (a) Pay the premium on such policy and otherwise maintain it in full force and effect.

                  (b)   Not borrow on the policy or otherwise encumber it.

                  (c) Regularly exhibit to the Employee, if requested, receipt for premium payments as well as to furnish the Employee with proof that the policy is in full force.

            (2) The Company will provide the Employee with long-term disability insurance with a value consistent with the Employee's annual compensation and Bonus hereunder ("Disability Plan").

      e. The Company shall provide to the Employee during the term of this Agreement a motor vehicle for business use and shall pay for all costs, expenses (including insurance, maintenance and like charges) up to $1,300.00 per month in connection with such use.

7.    Termination. This Agreement may be terminated pursuant to the following:

      a. Termination by Employee. The Employee may terminate this Agreement upon fourteen (14) days advance written notice to the Company if the Company is fifteen (15) days or more delinquent in payments under Paragraph 5 herein.

      b. Termination by Company. The Company may terminate this Agreement upon fourteen (14) days advance written notice to the Employee; provided, however, that the Company's decision to terminate the Employee was approved by a majority of the Company's Board of Directors. Upon termination of the Employee by the Company under this Paragraph 7(b), the Company shall pay the Employee in a lump sum an amount equal to the Employee's pro rata salary, as set out in Paragraph 5(a) hereof, that would have otherwise been due for the remainder of the Employment Term or two (2) years, whichever is greater. In addition, the Company shall pay the Employee any Bonus and Incentive Plan payment(s) accrued for the preceding fiscal year but not yet paid or set aside and the pro rata portion of any Bonus and Incentive Plan payment for the year in which termination occurred to the extent that the performance goals are met.

      c. Termination for Cause: Resignation Without Good Reason. If, before the expiration of the Employment Term, the company terminates the Employee's employment for Cause, as defined in Paragraph 7(c) hereof, or if the Employee resigns from his employment hereunder, other than for the reasons set out in Paragraphs 7(a) and 8 hereof, the Employee shall be entitled to no compensation in any form after the date of his termination.

            (1) The Company may terminate the Employment Term 10 days after written notice to the Employee for "Cause," which under this Agreement shall mean: (i) the Employee's material breach of this Agreement, which breach is not cured within10 days of receipt by the Employee of written notice for the Company specifying the breach; (ii) the Employee's gross negligence in the performance of his duties hereunder, intentional nonperformance or mis-performance of such duties, or refusal to abide by or comply with the directives of the Board, or the Company's policies and procedures, which actions continue for a period of at least 10 days after receipt by the Employee of written notice of the need to cure or cease; (iii) the Employee's willful dishonesty, fraud, or misconduct with respect to the business or affairs of the Company, and that in the judgment of a majority of the Company's Board materially and adversely affects the operations or reputation of the Company; (iv) the Employee's conviction of a felony or other crime involving moral turpitude; (v) the Employee's abuse of alcohol or drugs (legal or illegal) that, in the Company's judgment, materially impairs Employee's ability to perform his duties hereunder; or (vi) the declaration by court order of the Employee's unsound mind. In the event of a termination for Cause, as enumerated above, the Employee shall have no right to any severance compensation.

      d. If, before the expiration of the Employment Term, the Employee resigns his employment for the reasons set forth in Paragraphs 7(a) or 8, the Employee dies or becomes disabled, or the Company terminates the Employee's employment other than for Cause, then, in any such event, the Employee shall have the right to put to the Company all of his Common Stock and Common Stock Equivalents (as such terms are defined in the Stockholders' Agreement), including without limitation, any non-vested options granted to the Employee under the Company's 1996 Option Plan which would vest pursuant to the terms of such Plan within two years of such termination event shall immediately vest, and become exercisable for a period of up to one year after the date of termination and the Company shall be obligated to purchase such Common Stock, Common Stock Equivalents and vested options, in accordance with the provisions of Section 4.7 of the Stockholders' Agreement dated the date hereof among the Company, the Employee and the Cahill Parties (as defined herein).

8. Change in Management. If there is substantial change in the management of the Company, wherein any Board of Directors that may be elected becomes opposed to, or acts contrary to, the policy of the Board of Directors elected after the consummation of the current transaction, and as a result thereof, Employee, in his sole discretion, finds it difficult for him to work harmoniously and effectively with any such Board of Directors of the Company, or the Board of Directors of the Company shall determine (that Employee shall not be the President and Chief Executive Officer of the Company, or

      Employee shall not be elected as a member of the Board of Directors of the Company), then, in any such events, Employee shall have the absolute right and option to terminate this Agreement upon giving the Company sixty (60) days written notice of his intention to do so. Upon such termination, the Employee shall be entitled to a lump sum payment of an amount equal to his annual salary as set out in Paragraph 5(a) of this Agreement for the remainder of his Employment Term or two years, whichever his greater.

9. Indemnification. The Company agrees to indemnify and defend Employee (and his heirs, executors and administrators) from all claims, liabilities, judgments, settlements, costs and expenses, including all attorney's fees, imposed upon or incurred by him on an as incurred basis in connection will or resulting from any action, suit, proceeding, or claim to which he is or may be made a party by reason of his being or having been an employee or officer or Director of the Company or the company's subsidiaries or affiliates or by reason of his being or have been a Trustee of the Company's 401(k) plan (whether or not an employee or officer or Director or Trustee at the time such costs or expenses are incurred by or imposed upon him).

      Such right of indemnification shall not be deemed exclusive of any rights to which he may be entitled otherwise.

10. Death or Disability of Employee. In the event of the Employee's death or permanent disability during the term of this Agreement, the Employment Term shall be terminated as of the date of death or the date of determination of the Employee's permanent disability in accordance with the Disability Plan the in effect, as the case may be, except as to the following:

      a. The salary being paid to the Employee by the Company as of the date of death or permanent disability shall continue to be paid to Employee's estate or disabled Employee for a period of three (3) months after the date of death or, in the case of disability, until the date of commencement of long-term disability payments under the Disability Plan as then in effect.

      b. The Company shall cooperate and take all necessary steps to effectuate the timely payment of the insurance proceeds established in Paragraph 6(d) of this Agreement.

      c. All accrued and unpaid Bonuses and Incentive Plan payments and benefits under this Agreement, whatsoever in nature, shall immediately vest and be payable to the Employee's estate or the disabled Employee as applicable.

      d. All stock options and other Common Stock Equivalents shall vest immediately as set forth in Paragraph 7(d) and shall remain exercisable for at least one year from the date of death or date of termination due to disability.

11. Assignment of Agreement. The obligations of the Company under this Agreement shall be binding upon the successors and assign of the Company. In the event this contract is assigned, Employee shall be entitled to enforce the provisions of this Agreement or, in his sole discretion, terminate this Agreement upon the terms provided in Paragraph 8 hereof.

      For purposes of this Agreement, the term "successors" and "assigns" shall include any person, firm, corporation, or other entity which at any time, whether by merger, reorganization, purchase, or otherwise, shall acquire substantially all or control of the assets, stock, or business of the Company. No assignment shall release the Company from its liability under this Agreement.

12. Amendments. This Agreement cannot be changed or terminated orally and no waiver of compliance with any provision or condition hereof shall be effective unless evidenced by an instrument in writing duly executed by the parties hereto and sought to be charged by such waiver.

13. Writing. This Agreement sets forth the entire understanding of the parties with respect to the employment of the Employee by the Company and supersedes any and all prior agreements, arrangements and understandings relating to the subject matter hereof, including that certain Employment Agreement dated April 1, 1994 by and between the Employee and Executive Office Group, Inc. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

14. Waiver. The waiver by the Company or the Employee of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of this Agreement.

15.   General Provision.

      a. Should the parties disagree as to the meaning or effect of the provisions of this Agreement, they shall attempt to negotiate a settlement of their differences. If, however, the negotiations are unsuccessful, either party may seek the aid of a court of competent jurisdiction in the City, County and State of New York, to either settle disputes arising as to the meaning or intent of this Agreement or to declare the parties rights to enforce this Agreement. In that event, the court shall deny attorneys' fees and costs to the party not substantially prevailing and award the same to the party who substantially prevails. Notwithstanding the foregoing, any controversy or claims arising out of, or elating to this Agreement or the breach thereof, shall at the option of either party be settled by arbitration in the New York area in accordance with the rules of commercial arbitration then obtaining of the American Arbitration Association, and judgment upon the award rendered by be entered in any court having jurisdiction thereof.

      b. In the event that any term, provision, or Paragraph of this Agreement is declared illegal, void or unenforceable, the same shall not effect or impair the other terms, provisions or Paragraphs of this Agreement. Covenants contained in this Agreements shall be dependent. The doctrine of severability shall be applied. The parties do not intend by this Statement to imply the illegality, voidness or unenforceability of any of the terms, provisions or Paragraphs of this Agreement.

16. Captions. The captions for each Paragraph are not part of this Agreement, but are for identification purposes.

17. Governing Law. This Agreement is made under and shall be construed pursuant to the laws of the State of New York.

18. Notices. Any notices, writing, report or other document required or permitted hereunder shall be in writing and shall be given by prepaid registered or certified mail, with return receipt requested, addressed as follows:

      a.    If to the Company:

                        ALLIANCE National Incorporated
                        122 East 42nd Street
                        Suite 2707
                        New York, NY 10168
                        Attn.: Alan Langer, Chief Financial Officer

            With a Copy to:

                        Rosen & Reade, LLP
                        757 Third Avenue
                        6th Floor
                        New York, NY 10017
                        Attn.: Kevin P. Groarke, Esq.

      b.    If to the Employee:

                        David W. Beale
                        19 Buckingham Road
                        Merrick, NY 11566-3713

The date of any such notice and of service thereof shall be deemed to be the date of dispatch. Either party may change its address for purposes of notice by giving notice in accordance with the provisions of this Paragraph.

19.   Restriction on Competition.

      a. During the Employment Term, and for a period of two years thereafter, the Employee shall not, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group, or other entity (each, a "Person"):

            (1) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant, advisor, or sales representative, in any business or entity that is currently engaged in owning, operating and/or managing executive office suites and providing related business support services, including secretarial, telecommunications, word processing, printing and copying, in direct competition with the Company, within 100 miles of any location where the Company conducts business (the "Territory");

            (2) call upon any Person who is, at that time, within the Territory, an employee of the Company for the purpose or with the intent of enticing such employee away from or out of the employ of the Company;

            (3) call upon any Person who or that is, at that time, or has been, within one year prior to that time, a customer of the Company within the Territory for the purpose of soliciting or selling products or services in direct competition with the Company within the Territory; or

            (4) on Employee's own behalf or on the behalf of any competitor, call upon any Person for the purpose of making an acquisition proposal who or that, during Employee's employment by the Company was either called upon by the Company as a prospective acquisition candidate or was the subject of an acquisition analysis conducted by the Company.

      b. The foregoing covenants shall not be deemed to prohibit Employee from acquiring as an investment not more than one percent of the capital stock of a competing business, whose stock is traded on a national securities exchange or through the automated quotation system of a registered securities association.

      c. It is further agreed that, in the event that Employee shall cease to be employed by the Company and enters into a business or pursues other activities that, at such time, are not in competition with the Company, Employee shall not be chargeable with a violation of this Paragraph 19 if the Company subsequently enters the same (or in similar) competitive business or activity or commences competitive operations within 100 miles of the Employee's new business or activities. In addition, if Employee has not actual knowledge that his actions violate the terms of this Paragraph 19, Employee shall not be deemed to have breached the restrictive covenants contained herein if, promptly after being notified by the Company of such breach. Employee ceases the prohibited actions.

      d. The covenants in this Paragraph 19 are severable and separate, and the unenforceability of any specific covenants shall not affect the provisions of any other covenant. If any provision of this Paragraph 19 relating to the time period or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period or geographic area, as applicable, that such court deems reasonable and enforceable, said time period or geographic area shall be deemed to be, and thereafter shall become, the maximum time period or largest geographic area that such court deems reasonable and enforceable and this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

      e. All of the covenants in this Paragraph 19 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants; provided, that upon the failure of the

            Company to make such payments required under this Agreement, the Employee may, upon 30 days' prior written notice to the Company, waive his right to receive any additional compensation pursuant to this Agreement and engage in any activity prohibited by the covenants of this Paragraph 19. It is specifically agreed that the period of two years stated at the beginning of this Paragraph 19, during which the agreements and covenants of Employee made in this Paragraph 19 shall be effective, shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this Paragraph 19.

      f. If the time period specified by this Paragraph 19 shall be reduced by law or court decision, then, notwithstanding the provisions of Paragraph 7 above, following termination of the Employee's employment with the Company, the Employee shall be entitled to receive from the Company his base salary at the rate then in effect solely for the longer of (i) the time period during which the provisions of this Paragraph 19 shall be enforceable under the provisions of such applicable law, or (ii) the time period during which Employee is not engaging in any competitive activity, but in no event longer than the applicable period provided in Paragraph 7 above. If Employee is subject to a restriction on competitive activity as a party to that certain Stockholders' Agreement, dated as of November 15,1996, by and among the stockholders identified therein (the "Stockholders' Agreement"), then Employee shall abide by, and in all cases be subject to, the restrictive covenants (whether in this Paragraph 19 or in the Stockholders' Agreement) that, in the aggregate, impose restrictions on Employee for the longest duration and the broadest geographic scope (taking into account the effect of any applicable court decisions limiting the scope or duration of such restrictions), it being agreed that all such restrictive covenants are supported by separate and distinct consideration. This Paragraph 19(g) shall be construed and interpreted in light of the duration of the applicable restrictive covenants.

      g. Employee has carefully read and considered the provisions of this Paragraph 19 and, having done so, agrees that the restrictive covenants in this Paragraph 19 impose a fair and reasonable restraint on Employee and are reasonably required to protect the interests of the Company, and its officers, directors, employees, and stockholders. It is further agreed that the Company and Employee intend that such covenants be construed and enforced in accordance with the changing activities, business, and locations of the Company throughout the term of these covenants.

20. Confidential Information. Employee hereby agrees to hold in strict confidence and not to disclose to any third party any of the valuable, confidential, and proprietary business, financial, technical, economic, sales, and/or other types of proprietary business information relating to the Company (including all trade secrets), in whatever form, whether oral, written, or electronic (collectively, the "Confidential Information"), to which Employee has, or is given (or has had or been given), access as a result of his employment by the Company. It is agreed that the Confidential Information is confidential and proprietary to the Company because such Confidential Information encompasses technical know-how, trade secrets, or technical, financial, organizational, sales, or other valuable aspects of the Company's business and trade, including, without limitation, technologies, products, processes, plans, clients, personnel, operations, and business activities. This restriction shall not apply to any Confidential Information that (a) becomes known generally to the public through no fault of the Employee; (b) is required by applicable law, legal process, or any order or mandate of a court or other governmental authority to be disclosed; or (c) is reasonably believed by Employee, based upon the advice of legal counsel, to be required to be disclosed in defense of a lawsuit or other legal or administrative action brought against Employee; provided, that in the case of clauses (b) or (c), Employee shall give the Company reasonable advance written notice of the Confidential Information intended to be disclosed and the reasons and circumstances surrounding such disclosure, in order to permit the Company to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.

21. Inventions. Employee shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements, and valuable discoveries, whether patentable or not, that are conceived or made by Employee, solely or jointly with another, during the period of employment and that are directly related to the business or activities of the Company and that Employee conceives as a result of his employment by the Company, regardless of whether or not such ideas, inventions, or improvements qualify as "works for hire." Employee hereby assigns and agrees to assign all his interests therein to the Company or its nominee. Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments, or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company's interest therein.

22. Return of Company Property. Promptly upon termination of Employee's employment by the Company, or by the Employee, for any reason or no reason, Employee or Employee's personal representative shall return to the Company (a) all Confidential Information; (b) all other records, designs, patents, business plans, financial statements, manuals, memoranda, lists, correspondence, reports, records, charts, advertising materials, and other data or property delivered to or compiled by Employee by or on behalf of the Company, or its representatives, vendors, or customers that pertain to the business of the Company, whether in paper, electronic, or other form; and (c) all keys, credit cards, vehicles, and other property of the Company. Employee shall not retain or cause to be retained any copies of the foregoing. Employee hereby agrees that all of the foregoing shall be and remain the property of the Company, as the case may be, and be subject at all times to their discretion and control.

23. Past Due Payment. Company agrees that any payments due to Employee hereunder which are not paid within fourteen (14) days of their due date, shall accrue interest at the greater of fourteen (14) percent per annum or prime plus five (5) percent.

      IN WITNESS WHEREOF, the parties hereto have set their hands and seals the date and year first above written.

                                      COMPANY

Witness:                              Alliance National Incorporated


/s/ Leslie Flynn                      By: /s/ Alan Langer
-----------------------------------      ---------------------------------------
         Leslie Flynn                    Name:  Alan Langer
                                         Title: Chief Financial Officer

Witness:                              EMPLOYEE:


/s/ Leslie Flynn                      By: /s/ David W. Beale
----------------------------------       ---------------------------------------
         Leslie Flynn                           David W. Beale

                                   APPENDIX I

                 GUIDELINES FOR PERFORMANCE BONUS DETERMINATION

Definitions:

"EPS" = For each fiscal year, the after-tax net income divided by the weighted averaged of the fully diluted shares. In determining net income, the following expenses shall not be included: (i) extraordinary gain or loss on the sale or disposition of assets, (ii) the amount of any performance bonus and incentive plan bonus payable to the Employee and any other executive officer of the Company, (iii) any costs or charge attributable to the issuance or exercise of any common stock, options or warrants, and (iv) any changes in the accounting policies applicable for the fiscal year as approved by the Board.

"Core Business" =             The businesses and assets of the Company on the
                              first day of each fiscal year.

"EPS Target" =                For each fiscal year, the forecasts of EPS (set
                              annually by the Company's Board of Directors) for:
                              (1) Core Business; and (2) Acquired Business applying assumptions as to when such Acquisition occur throughout each fiscal year.

"Pro Forma Target" =          For each fiscal year, the forecast of EPS (set
                              annually by the Company's Board of Directors) for:
                              (1) Core Business; and (2) Acquired Businesses assuming such Acquisitions occurred as of the first day of the fiscal year.

"Actual EPS Results" =        For each fiscal year, (1) actual EPS of Core
                              Businesses and (2) actual EPS for Acquisitions whenever they are consummated during the fiscal year.

"Pro Forma EPS Results" =     For each fiscal year (1) the actual EPS for Core
                              Business and (2) actual EPS for Acquisitions annualized to give effect to such Acquisitions having occurred as of the first day of the fiscal year.

"Bonus Factor" =              For fiscal year 1997 (7/1/96 - 6/30/97), $250,000.
                              For fiscal year 1998 (7/1/97 - 6/30/98), $350,000.
                              For fiscal year 1999 (7/1/98 - 6/30/99), $500,000.
                              For each subsequent fiscal year thereafter, the Bonus Factor shall be set by a majority of the Company's Board of Directors.

Determination of Bonus

      Employee's Bonus for each fiscal year shall be determined by completing the two-step calculations set forth below using the formula applicable in each of Step 1 and Step 2.

--------------------------------------------------------------------------------
Step 1

Actual EPS Results 80% or   Actual EPS Results 79% -    Actual EPS Results below
more of EPS Target          60% of EPS Target           60% of EPS Target means
                                                        no Step 1 bonus shall be
                                                        paid.

Achieved Percentage x       Achieved Percentage x
(66.6% of Bonus Factor)     (66.6% of Bonus Factor) /
                            2
--------------------------------------------------------------------------------
Step 2

Pro Forma EPS Results       Pro Forma EPS Results 79%   Pro Forma EPS Results
80% or more of Pro Forma    - 60% of Pro Forma Target   below 60% means no Step
Target                                                  2 bonus shall be paid.

Achieved Percentage x       Achieved Percentage x
(33.4% of Bonus Factor)     (33.4% of Bonus Factor) /
                            2
--------------------------------------------------------------------------------